As filed with the Securities and Exchange Commission on February 9, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3823358 (I.R.S. Employer Identification No.)

350 Fifth Avenue New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

Coty Inc. Equity and Long-Term Incentive Plan
(Full title of the plan)

Kristin Blazewicz
Chief Legal Officer, General Counsel and Secretary

Coty Inc.
350 Fifth Avenue
New York, New York 10118
(Name and address of agent for service)
(212) 389-7300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	50,000,000	$6.62	$331,000,000	$36,112.10

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) that become issuable under the Coty Inc. Equity and Long-Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares of Class A Common Stock.
(2)    Represents an additional 50,000,000 shares of Class A Common Stock, reserved for issuance pursuant to the Plan. The registrant previously filed registration statements on Form S-8 on June 13, 2013 (Registration Statement No. 333-189276) and on November 9, 2016 (Registration No. 333-214532) with respect to shares issuable under the Plan.
(3)    Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, on the average of the high and low prices for the Class A Common Stock as reported on the New York Stock Exchange on February 3, 2021.

EXPLANATORY NOTE
This registration statement relates solely to the registration of additional securities of the same class as other securities for which registration statements on this form relating to an employee benefit plan are effective. This registration statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by Coty Inc. (the “registrant” or “Coty”) on June 13, 2013 (Registration No. 333-189276) and on November 9, 2016 (Registration No. 333-214532) with respect to the Plan. This registration statement is filed pursuant to General Instruction E to Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the plans covered by this registration statement, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The registrant hereby incorporates by reference in this registration statement the following documents previously filed with the Commission:
a)Coty’s Annual Report on Form 10-K for the year ended June 30, 2020;
b)Coty’s Quarterly Reports on Form 10-Q for the quarter ended September 30, 2020 and for the quarter ended December 31, 2020;
c)Coty’s Current Reports on Form 8-K filed on October 21, 2020, November 6, 2020, November 12, 2020, December 1, 2020, December 9, 2020, December 21, 2020 and January 5, 2021; and
d)The description of Class A Common Stock contained in the registrant’s registration statement on Form 8-A filed with the Commission on June 13, 2013, including any amendment or report filed for the purpose of updating such description.
All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.
Any statement contained in this registration statement or any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein is inconsistent with or modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4.    Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Kristin Blazewicz, Esq., who is providing an opinion concerning the legality of the shares of the Class A Common Stock being registered hereby is the Chief Legal Officer, General Counsel and Secretary of the Registrant. Ms. Blazewicz is eligible to participate in the Plan and has been granted restricted stock units representing the right to acquire, subject to the terms and conditions of the Plan, an aggregate of less than 1% of the outstanding shares of the Common Stock of the Registrant.
Item 6.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by Section 102(b)(7) of the DGCL, the Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.
The Certificate of Incorporation and amended and restated bylaws (the “Bylaws”) provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Section 145 of the DGCL, the Bylaws provide that:
•The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.
•The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
•The Registrant will not be obligated pursuant to the By-laws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.
•The rights conferred in the Bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.
•The Registrant may not retroactively amend the By-laws provisions to reduce its indemnification obligations to directors, officers, employees and agents.
In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Registrant has agreed, subject to certain exceptions, to indemnify and advance expenses to such persons to the fullest extent permitted by law. The Registrant also maintains directors’ and officers’ insurance policies.
The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, the Certificate of Incorporation and the Bylaws, which are incorporated by reference into this registration statement.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit No.

3.1
Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registrant’s registration statement on Form S-1 (File No. 333-182420) filed on May 14, 2013)

3.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 3, 2016)

3.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 25, 2020).

3.4
Amended and Restated By-Laws of Coty Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Registrant’s registration statement on Form S-1 (File No. 333-182420) filed on April 24, 2013)

4.1
Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated on November 3, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 6, 2020)

5.1*	Opinion of Kristin Blazewicz, Esq.
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Kristin Blazewicz, Esq. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
*Filed herewith.
Item 9.     Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 9, 2021.
COTY INC.

By:     /s/ Pierre-Andre Terisse
    Name: Pierre-Andre Terisse
    Title: Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kristin Blazewicz and Laurent Mercier, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements of Coty Inc., including any filings pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Coty Inc. to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Sue Nabi
Sue Nabi	Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2021
/s/ Pierre-Andre Terisse
Pierre-Andre Terisse	Chief Financial Officer (Principal Financial Officer)	February 9, 2021
/s/ Ayesha Zafar
Ayesha Zafar	Senior Vice President, Group Controller (Principal Accounting Officer)	February 9, 2021
/s/ Peter Harf
Peter Harf	Chairman of the Board of Directors	February 9, 2021

/s/ Beatrice Ballini
Beatrice Ballini	Director	February 9, 2021
/s/ Joachim Creus
Joachim Creus	Director	February 9, 2021
/s/ Nancy Ford
Nancy Ford	Director	February 9, 2021
/s/ Olivier Goudet
Olivier Goudet	Director	February 9, 2021
/s/ Johannes Huth
Johannes Huth	Director	February 9, 2021
/s/ Anna Makanju
Anna Makanju	Director	February 9, 2021
/s/ Isabelle Parize
Isabelle Parize	Director	February 9, 2021
/s/ Erhard Schoewel
Erhard Schoewel	Director	February 9, 2021
/s/ Robert Singer
Robert Singer	Director	February 9, 2021

/s/ Justine Tan
Justine Tan	Director	February 9, 2021